Exhibit 99.1
PRESS RELEASE
Catherine Smith Joins Dick’s Sporting Goods’ Board of Directors
PITTSBURGH, Pa., March 18, 2009 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that Catherine R. Smith has been elected to the company’s Board of Directors.
Ms. Smith currently serves as the Executive Vice President and Chief Financial Officer of Centex (NYSE: CTX), one of the nation’s leading home building companies. Centex has ranked among the top three builders on FORTUNE magazine’s list of “America’s Most Admired Companies” for nine straight years and is a leader in quality and customer satisfaction. Ms. Smith is responsible for the company’s finance, treasury, tax, investor relations, risk management and information technology functions.
Prior to joining Centex, Ms. Smith served as Executive Vice President and Chief Financial Officer for Kennametal, Inc., a global supplier of tooling, engineering components and advanced materials. Before that, she served as Executive Vice President and Chief Financial Officer of Bell Helicopter, a business segment of Textron, Inc. She also served as Vice President and Chief Financial Officer of the Intelligence and Information Systems Business of Raytheon Company.
Ms. Smith holds an M.B.A. from the University of Southern California and a bachelor’s degree in business economics from the University of California, Santa Barbara.
“I’m very excited to add Ms. Smith to our Board. We believe that with her considerable skills, expertise and knowledge, she will make a significant contribution to the Board and the Company,” said Edward W. Stack, Chairman and CEO.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of January 31, 2009 the Company operated 384 Dick’s Sporting Goods stores in 39 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, Inc., a multi-channel golf specialty retailer, with 89 stores in 31 states, ecommerce websites and catalog operations and Chick’s Sporting Goods, Inc., which operates 14 specialty sporting goods stores in Southern California.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact:
Timothy E. Kullman, EVP — Finance, Administration & Chief Financial Officer or
Anne-Marie Megela, Director, Investor Relations
724-273-3400
investors@dcsg.com
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